Stockholder contact:	Gary Terpening 212-850-1533
gary.a.terpening@ampf.com

Media contact:	Steven Connolly
612-671-4146
steven.x.connolly@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES RECORD AND MEETING DATES FOR

FOURTH ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, January 15, 2014 – Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today announced that it will hold its Fourth Annual Meeting of Stockholders on April 11, 2014 (the “Meeting”) in Minneapolis, MN. The close of business on February 14, 2014 has been fixed by the Fund’s Board of Directors (the “Board”) as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

On November 20, 2013, the Board held a meeting at which its members considered and, thereafter, unanimously elected William P. Carmichael to the Fund’s Board. Mr. Carmichael’s service with the Board commenced on January 1, 2014, at which time he began serving as chairman of the Board, per action by the Board’s existing members. He also began serving on the Board’s Governance Committee, Compliance Committee, Contracts Committee, Executive Committee and Investment Review Committee. Also effective January 1, 2014, Mr. Carmichael commenced service as chairman of the board of certain open-end Columbia funds. Mr. Stephen R. Lewis, Jr., the Board’s former chairman, retired from his service as chairman of the boards of all of the Columbia funds for which he served, including the Fund, effective January 1, 2014. Mr. Lewis will continue to serve as a member of the Board, subject to his re-election by the Fund’s stockholders at the Meeting. Per the Fund’s retirement policy, it is expected that Mr. Lewis will retire from the Board effective at the end of 2014.

At the Meeting, Stockholders will be asked to elect Mr. Carmichael to hold office until the 2016 Annual Meeting of Stockholders and to re-elect three other directors, each to hold office until the 2017 Annual Meeting of Stockholders, all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2014 Columbia Management Investment Advisers, LLC. All rights reserved.